EXHIBIT 99.1
Microsoft Proposes Acquisition of Yahoo! for $31 per Share
Transaction valued at approximately $44.6 billion in cash and stock;
Provides 62 percent premium to current trading price for Yahoo! shareholders;
Combined entity to create a more competitive company while providing superior value to shareholders and better choice and innovation for customers and partners
     REDMOND, Wash. — Feb. 1, 2008 — Microsoft Corp. (NASDAQ:MSFT) today announced that it has made a proposal to the Yahoo! Inc. (NASDAQ:YHOO) Board of Directors to acquire all the outstanding shares of Yahoo! common stock for per share consideration of $31 representing a total equity value of approximately $44.6 billion. Microsoft’s proposal would allow the Yahoo! shareholders to elect to receive cash or a fixed number of shares of Microsoft common stock, with the total consideration payable to Yahoo! shareholders consisting of one-half cash and one-half Microsoft common stock. The offer represents a 62 percent premium above the closing price of Yahoo! common stock on Jan. 31, 2008.
     “We have great respect for Yahoo!, and together we can offer an increasingly exciting set of solutions for consumers, publishers and advertisers while becoming better positioned to compete in the online services market,” said Steve Ballmer, chief executive officer of Microsoft. “We believe our combination will deliver superior value to our respective shareholders and better choice and innovation to our customers and industry partners.”
     “Our lives, our businesses, and even our society have been progressively transformed by the Web, and Yahoo! has played a pioneering role by building compelling, high-scale services and infrastructure,” said Ray Ozzie, chief software architect at Microsoft. “The combination of these two great teams would enable us to jointly deliver a broad range of new experiences to our customers that neither of us would have achieved on our own.”

     The online advertising market is growing at a very fast pace, from over $40 billion in 2007 to nearly $80 billion by 2010. The resulting benefits of scale along with the associated capital costs for advertising platform providers make this a time of industry consolidation and convergence. Today this market is increasingly dominated by one player. Together, Microsoft and Yahoo! can offer a competitive choice while better fulfilling the needs of customers and partners.
     “The combined assets and strong services focus of these two companies will enable us to achieve scale economics while reaching R&D critical mass to deliver innovation breakthroughs,” said Kevin Johnson, president of the Platforms & Services Division of Microsoft. “The industry will be well served by having more than one strong player, offering more value and real choice to advertisers, publishers and consumers.”
     The combination will create a more efficient company with synergies in four areas: scale economics driven by audience critical mass and increased value for advertisers; combined engineering talent to accelerate innovation; operational efficiencies through elimination of redundant cost; and the ability to innovate in emerging user experiences such as video and mobile. Microsoft believes these four areas will generate at least $1 billion in annual synergy for the combined entity.
     Microsoft has developed a plan and process that will include the employees of both companies to focus on the integration of the combined business. Microsoft intends to offer significant retention packages to Yahoo! engineers, key leaders and employees across all disciplines.
     Microsoft believes this proposed combination would receive all necessary regulatory approvals and expects that the proposed transaction would be completed in the second half of calendar year 2008.
     Microsoft is also committed to working closely with Yahoo! management and its Board of Directors as they, along with Yahoo! shareholders, evaluate this compelling proposal.
     Below is the text of the letter that Microsoft sent to Yahoo!’s Board of Directors:
     January 31, 2008

Board of Directors
Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089
Attention: Roy Bostock, Chairman
Attention: Jerry Yang, Chief Executive Officer
Dear Members of the Board:
I am writing on behalf of the Board of Directors of Microsoft to make a proposal for a business combination of Microsoft and Yahoo!. Under our proposal, Microsoft would acquire all of the outstanding shares of Yahoo! common stock for per share consideration of $31 based on Microsoft’s closing share price on January 31, 2008, payable in the form of $31 in cash or 0.9509 of a share of Microsoft common stock. Microsoft would provide each Yahoo! shareholder with the ability to choose whether to receive the consideration in cash or Microsoft common stock, subject to pro-ration so that in the aggregate one-half of the Yahoo! common shares will be exchanged for shares of Microsoft common stock and one-half of the Yahoo! common shares will be converted into the right to receive cash. Our proposal is not subject to any financing condition.
Our proposal represents a 62% premium above the closing price of Yahoo! common stock of $19.18 on January 31, 2008. The implied premium for the operating assets of the company clearly is considerably greater when adjusted for the minority, non-controlled assets and cash. By whatever financial measure you use — EBITDA, free cash flow, operating cash flow, net income, or analyst target prices — this proposal represents a compelling value realization event for your shareholders.
We believe that Microsoft common stock represents a very attractive investment opportunity for Yahoo!’s shareholders. Microsoft has generated revenue growth of 15%, earnings growth of 26%, and a return on equity of 35% on average for the last three years. Microsoft’s share price has generated shareholder returns of 8% during the last one year period and 28% during the last three year period, significantly outperforming the S&P 500. It is our view that Microsoft has significant potential upside given the continued solid growth in our core businesses, the recent launch of Windows Vista, and other strategic initiatives.
Microsoft’s consistent belief has been that the combination of Microsoft and Yahoo! clearly represents the best way to deliver maximum value to our respective shareholders, as well as create a more efficient and competitive company that would provide greater value and service to our customers. In late 2006 and early 2007, we jointly explored a broad range of ways in which our two companies might work together. These discussions were based on a vision that the online businesses of Microsoft and Yahoo! should be aligned in some way to create a more effective competitor in the online marketplace. We discussed a number of alternatives ranging from commercial partnerships to a merger proposal, which you rejected. While a commercial partnership may have made sense at one time, Microsoft believes that the only alternative now is the combination of Microsoft and Yahoo! that we are proposing.
In February 2007, I received a letter from your Chairman indicating the view of the Yahoo! Board that “now is not the right time from the perspective of our shareholders to enter into discussions regarding an acquisition transaction.” According to that letter, the principal reason for this view was the Yahoo! Board’s confidence in the “potential upside” if management successfully executed on a reformulated strategy based on certain operational initiatives, such as Project Panama, and a significant organizational realignment. A year has gone by, and the competitive situation has not improved.
While online advertising growth continues, there are significant benefits of scale in advertising platform economics, in capital costs for search index build-out, and in research and development, making this a time of industry consolidation and convergence. Today, the market is increasingly dominated by one player who is consolidating its dominance through acquisition. Together, Microsoft and Yahoo! can offer a credible alternative for consumers, advertisers, and publishers. Synergies of this combination fall into four areas:
•	Scale economics: This combination enables synergies related to scale economics of the advertising platform where today there is only one competitor at scale. This includes synergies across both search and non-search related advertising that will strengthen the value proposition to both advertisers and publishers. Additionally, the combination allows us to consolidate capital spending.

•	Expanded R&D capacity: The combined talent of our engineering resources can be focused on R&D priorities such as a single search index and single advertising platform. Together we can unleash new levels of innovation, delivering enhanced user experiences, breakthroughs in search, and new advertising platform capabilities. Many of these breakthroughs are a function of an engineering scale that today neither of our companies has on its own.

•	Operational efficiencies: Eliminating redundant infrastructure and duplicative operating costs will improve the financial performance of the combined entity.

•	Emerging user experiences: Our combined ability to focus engineering resources that drive innovation in emerging scenarios such as video, mobile services, online commerce, social media, and social platforms is greatly enhanced.
We would value the opportunity to further discuss with you how to optimize the integration of our respective businesses to create a leading global technology company with exceptional display and search advertising capabilities. You should also be aware that we intend to offer significant retention packages to your engineers, key leaders and employees across all disciplines.
We have dedicated considerable time and resources to an analysis of a potential transaction and are confident that the combination will receive all necessary regulatory approvals. We look forward to discussing this with you, and both our internal legal team and outside counsel are available to meet with your counsel at their earliest convenience.
Our proposal is subject to the negotiation of a definitive merger agreement and our having the opportunity to conduct certain limited and confirmatory due diligence. In addition, because a portion of the aggregate merger consideration would consist of Microsoft common stock, we would provide Yahoo! the opportunity to conduct appropriate limited due diligence with respect to Microsoft. We are prepared to deliver a draft merger agreement to you and begin discussions immediately.
In light of the significance of this proposal to your shareholders and ours, as well as the potential for selective disclosures, our intention is to publicly release the text of this letter tomorrow morning.

Due to the importance of these discussions and the value represented by our proposal, we expect the Yahoo! Board to engage in a full review of our proposal. My leadership team and I would be happy to make ourselves available to meet with you and your Board at your earliest convenience. Depending on the nature of your response, Microsoft reserves the right to pursue all necessary steps to ensure that Yahoo!’s shareholders are provided with the opportunity to realize the value inherent in our proposal.
We believe this proposal represents a unique opportunity to create significant value for Yahoo!’s shareholders and employees, and the combined company will be better positioned to provide an enhanced value proposition to users and advertisers. We hope that you and your Board share our enthusiasm, and we look forward to a prompt and favorable reply.
Sincerely yours,
/s/ Steven A. Ballmer
Steven A. Ballmer
Chief Executive Officer
Microsoft Corporation
     Microsoft will host an analyst/investor conference call at 8:30 a.m. Eastern Time/5:30 a.m. Pacific Time to discuss today’s announcement. If you want to participate, you may do so by dialing (866) 610-1072 or (706) 634-9230 (toll/international); the conference ID number is 33470390. Please dial in at least 20 minutes in advance of the call. Accompanying slides and the conference call Webcast will be available at http://www.microsoft.com/presspass. Playback of the conference call and the webcast will be available for replay through the close of business on Feb. 5, 2008. The replay can be accessed by dialing (800) 642-1687 or (706) 645-9291 (toll/international); the conference ID number is 33470390.
About Microsoft
     Founded in 1975, Microsoft (NASDAQ: MSFT) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.
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     This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, Microsoft Corp. plans to file with the SEC a registration statement on Form S-4 containing a proxy statement/prospectus and other documents regarding the proposed transaction. The definitive proxy statement/prospectus will be mailed to shareholders of Yahoo! Inc. INVESTORS AND SECURITY HOLDERS OF YAHOO! INC. ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC

CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
     Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by Microsoft Corp. through the Web site maintained by the SEC at http://www.sec.gov. Free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Investor Relations Department, Microsoft Corp., One Microsoft Way, Redmond, Wash. 98052-6399.
     Microsoft Corp. and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Microsoft Corp.’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended June 30, 2007, which was filed with the SEC on Aug. 8, 2007, and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on Sept. 29, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
     Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as Microsoft Corp.’s ability to achieve the synergies and value creation contemplated by the proposed transaction, Microsoft Corp.’s ability to promptly and effectively integrate the businesses of Yahoo! Inc. and Microsoft Corp., the timing to consummate the proposed transaction and any necessary actions to obtain required regulatory approvals, and the diversion of management time on transaction-related issues. For further information regarding risks and uncertainties associated with Microsoft Corp.’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft Corp.’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft Corp.’s Investor Relations department at (800) 285-7772 or at Microsoft Corp.’s Web site at http://www.microsoft.com/msft.
     All information in this communication is as of Feb. 1, 2008. Microsoft Corp. undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
For more information, press only:
Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com
Joele Frank, Wilkinson Brimmer Katcher: Joele Frank/Eric Brielmann/Jamie Moser, (212) 355-4449
Financial analysts and investors only:
Colleen Healy, General Manager, Investor Relations, (425) 706-3703
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